Exhibit 10.1

Summary of Director Compensation

Effective March 24, 2006, the Board of Directors approved the following compensation program for non-employee directors, based on reports prepared by an independent compensation consultant, which reports include information on current director compensation data for companies of similar scope and scale in our industry:

	Annual Retainer Fee	Per in-person meeting	Per telephonic meeting
Board Meetings
Vice Chairman of the Board and Lead Independent Director	$51,000	$2,500	$1,250
Directors	36,000	1,500	750
Audit Committee Meetings
Committee Chair	$10,000	$2,000	$1,000
Committee Members	—	1,500	1,000
Other Committee Meetings
Committee Chair	$5,000	$1,000	$650
Committee Members	—	1,000	650

Patrick J. Sullivan and Daniel J. Levangie, employee directors of our company, do not receive any compensation for services rendered as a director.

Our non-employee directors are also eligible to participate in our 2004 Omnibus Stock Plan. Under the 2004 Omnibus Stock Plan, each non-employee director may be granted stock options and opportunities to make direct purchases of stock and other equity interests in our company.

The Board of Directors has currently approved an annual option grant to purchase up to 16,000 shares of common stock, which vests in one-twelfth increments on the first day of each calendar quarter for three years. Also, upon commencement of service as a director, each new non-employee director receives an option to purchase the same number of shares of common stock as the annual option grant in effect at that time. Each non-employee director is entitled, under our Amended and Restated Director Compensation Method Plan, to receive payment of the annual retainer fees for any calendar year either in cash or in shares of our common stock. Each non-employee director is also entitled to receive an annual stock award of 1,000 shares of our common stock, which is earned monthly based on service. Lastly, each non-employee director is paid a cash fee for every meeting attended as set forth above. Each non-employee director may elect to defer for tax purposes the payment of the annual retainer, annual stock award and meeting attendance fees.